UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-10786
Date of Report (date of earliest event reported):  July 26, 2011

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3032158
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

17988 Edison Avenue Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

(636) 530-8000
(Registrant’s telephone number, including area code)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act.
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry Into Material Definitive Agreement.

On July 26, 2011, Insituform Technologies, Inc. (the “Company”), through its wholly-owned subsidiaries, Infrastructure Group Holdings, LLC, a Delaware limited liability company, Fibrwrap Construction Services, Inc., a Delaware corporation, Fibrwrap Construction Services USA, Inc., a Delaware corporation and 0916268 B.C. LTD., a Canadian corporation, entered into an Acquisition Agreement (the “Agreement”) with Fyfe Group, LLC, a Delaware limited liability company and certain of its subsidiaries (collectively, “Fyfe”) and the equity holders of Fyfe.  Pursuant to the Agreement, the Company will acquire the North American business of Fyfe (the “Fyfe Acquisition”), which is the development, production, sale and installation of fiber reinforced polymer composite systems for infrastructure projects and the condition assessment of such infrastructure (the “Fyfe Business”).  The Fyfe Business to be purchased includes certain assets, liabilities and equity interests and an option to acquire Fyfe’s interest in the Asian, European and Latin American operations, which Fyfe jointly owns with other foreign business partners.  The purchase price is $115.8 million in cash, subject to certain adjustments.

The purchase price will be paid as follows: (1) $105.8 million in cash (to be reduced according to Fyfe’s liabilities and certain other payments to be made by the Company on behalf of Fyfe); and (2) $10 million to be held in escrow as security for 18 months after the closing for any indemnification obligations of Fyfe.  This 18 month period may be extended under certain circumstances for up to 30 months after the closing. The purchase price is also subject to a post-closing working capital adjustment.

As part of the Agreement, Fyfe has agreed not to compete with the Fyfe Business for five years following the closing date.  The Agreement provides that either party may terminate the Agreement should the closing not occur by September 30, 2011 as a result of a default by the other party.  If the closing fails to occur by September 30, 2011 as a result of the Company’s failure to obtain the needed financing to pay the purchase price, Fyfe has the right to terminate the Acquisition Agreement and the Company will be obligated to pay Fyfe $2 million.  The Agreement otherwise includes customary representations, warranties, covenants and conditions to closing by the parties.

Fyfe and the Members of Fyfe Group, LLC have agreed to indemnify the Company for breaches of representations and warranties contained in the Agreement, subject to certain limitations.  Any indemnification amounts are intended to be paid from the indemnification escrow although if indemnification claims exceed the amount of the escrow or the escrow has been released, the Company may pursue payment of the indemnifications claims directly from Fyfe or the members of Fyfe Group, LLC.

Subject to government approval and the satisfaction of certain conditions to closing, including the absence of any change that would have a material adverse effect on Fyfe or the Fyfe Business, taken as a whole, the transaction is expected to close on or about August 31, 2011.

In connection with the signing of the Agreement, two key employees of Fyfe have entered into subscription agreements with the Company whereby, at the closing of the Fyfe Acquisition, the employees would invest $1 million and $3 million, respectively, of the after tax proceeds they receive from the sale to purchase restricted stock of the Company.

Subject to certain limitations, from the closing of the Fyfe Acquisition through the one year period in which the Company has an option to acquire Fyfe’s interest in the Asian, European and Latin American operations, the Company has agreed to continue to provide certain products and services to these foreign entities to enable them to continue their operations in the ordinary course of business.

The foregoing description of the Fyfe Acquisition and Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

     (d)            Exhibits

10.1           Acquisition Agreement by and among Insituform Technologies, Inc., Infrastructure Group Holdings, LLC, Fibrwrap Construction Services, Inc., Fibrwrap Construction Services USA, Inc., 0916268 B.C. LTD., Fyfe Group, LLC, R.D. Installations Inc., Fibrwrap Construction, Inc., Fibrwrap Construction L.P., Fibrwrap Construction Canada Limited, Fyfe Holdings, LLC and the Members of Fyfe Group, LLC, dated July 26, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

Date: August 1, 2011	By: /s/ David F. Morris
David F. Morris, Senior Vice President, General Counsel and Chief Administrative Officer

INDEX TO EXHIBITS

The exhibit is numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description
10.1	Acquisition Agreement by and among Insituform Technologies, Inc., Infrastructure Group Holdings, LLC, Fibrwrap Construction Services, Inc., Fibrwrap Construction Services USA, Inc., 0916268 B.C. LTD., Fyfe Group, LLC, R.D. Installations Inc., Fibrwrap Construction, Inc., Fibrwrap Construction L.P., Fibrwrap Construction Canada Limited, Fyfe Holdings, LLC and the Members of Fyfe Group, LLC, dated July 26, 2011.